Exhibit 2.5

EXECUTION VERSION

FIRST AMENDED AND RESTATED

VOTING AGREEMENT

by and among

Alibaba Group Holding Limited,

SoftBank Group Corp. (as successor-in-interest to SoftBank Corp.),

each of JT and (solely for the purposes of Section 8) JM

(each as defined herein),

and

certain other shareholders of Alibaba Group Holding Limited

Dated as of December 17, 2021

TABLE OF CONTENTS

1. Definitions and Construction		3

1.1	Definitions	3
1.2	Construction	7

2. Voting		8

2.1	General Rights and Obligations	8
2.2	Director Designees	9
2.3	SoftBank Observation Rights	9
2.4	Determination of Share Ownership	9

3. Management Voting Share Rights		10

3.1	SoftBank Proxy Shares	10
3.2	Termination and Limitations of Voting Share Rights	11
3.3	Calculation of Management Voting Shares	11
3.4	No Other Agreements	11

4. Representations and Warranties		11

4.1	Power and Authority	11
4.2	Due Authorization	11
4.3	Execution and Delivery	12
4.4	No Conflict	12
4.5	Share Ownership	12

5. Covenants		12

5.1	Beneficial Ownership Reporting	12
5.2	Confidentiality	12
5.3	Company Facilitation of Sale	13

6. Governing Law and Dispute Resolution		13

6.1	Governing Law	13
6.2	Arbitration	13

7. Information Rights		14

7.1	General Obligation	14
7.2	GAAP	15

8. Approvals and Effectiveness		15

9. Miscellaneous		16

9.1	Notices	16
9.2	Management Member	17
9.3	Expenses	17
9.4	Entire Agreement	17
9.5	Amendment and Waiver	17
9.6	Binding Effect	18
9.7	Severability	18
9.8	Assignment	18
9.9	No Third Party Beneficiaries	18
9.10	Termination	18
9.11	Headings	18
9.12	Counterparts	18

FIRST AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), dated as of December 17, 2021, is made and entered into by and among Alibaba Group Holding Limited, a Cayman Islands company (the “Company”), SoftBank Group Corp., a Japanese corporation (as successor-in-interest to SoftBank Corp.; “SoftBank”), and each of JT and (solely for the purposes of Section 8) JM (each as defined herein) and certain other shareholders named on Schedule A as Subordinate Shareholders.

W I T N E S S E T H:

WHEREAS, the Company, Yahoo! Inc., a Delaware corporation (“Yahoo”), SoftBank, JM and JT entered into a Voting Agreement dated as of September 18, 2014 (the “2014 Voting Agreement”);

WHEREAS, on June 16, 2017, Yahoo changed its name to Altaba Inc., which filed a certificate of dissolution with the Secretary of State of the State of Delaware, which became effective on October 4, 2019;

WHEREAS, prior to the date hereof, Altaba Inc. (as successor to Yahoo) disposed of all of its shares in the Company, and pursuant to Section 9.10 of the 2014 Voting Agreement, thereafter ceased to be a party thereto;

WHEREAS, the Company, SoftBank, JM and JT now wish to amend and restate, in accordance with Section 9.5 of the 2014 Voting Agreement, the 2014 Voting Agreement in the form hereof, in order to (among other things) remove JM as a party hereto and the delete certain provisions that are no longer relevant.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Construction.

1.1 Definitions. For purposes of this Agreement, the following terms have the indicated meanings.

“ADS” means American Depositary Shares representing Ordinary Shares.

“Affiliate” of a Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Alibaba Partnership” means Lakeside Partners LP, a limited liability partnership formed under the Laws of the Cayman Islands.

“Alibaba Partnership Designee” is defined in Section 2.2(a).

“Board” means the board of directors of the Company.

“Claimant” is defined in Section 6.2(b).

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” means information delivered by a party to another party pursuant to this Agreement or the transactions contemplated hereby that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such party as being confidential information of such delivering party (it being agreed that any information provided by means of an online dataroom is Confidential Information regardless of whether it is marked or labeled as such), provided that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission in violation of this Agreement by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contracts” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral.

“Deed of Assignment and Novation” means the deed of assignment and novation dated August 12, 2014 by JM, JT, PMH, and Wilmington Trust (Cayman), Ltd., pursuant to which JT (as assignor) assigned and transferred to PMH (as assignee) absolutely all of his rights and title to, and interest and benefit in, to and under the Original Legal Mortgage of IPCo Shares and novated to PMH all of his obligations and liabilities under the Original Legal Mortgage of IPCo Shares

“Director Designee(s)” means any Alibaba Partnership Designee or SoftBank Designee or any collection of such Persons.

“Equity Securities” means any Ordinary Shares and ADSs and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Person, and shall include adoptive relationships of the same type.

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis.

“Governance Guidelines” means, with respect to an Observation Committee, the applicable provisions of the Memorandum and Articles, any corporate governance guidelines, code of ethics, code of conduct, related party transaction policy or other statements of governance or ethical principles adopted by the Company or the Board and the charter or other organizational documents of such Observation Committee.

“Governmental Approval” means any Consent of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; any self-regulatory organization; and any securities exchange or quotation system.

“ICC” is defined in Section 6.2(a).

“IFRS” means International Financial Reporting Standards.

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands.

“JM” means Jack Ma Yun, the founder of the Company.

“JT” means Joseph C. Tsai, the current Executive Vice-Chairman of the Company.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, fiduciary duties under Cayman law, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority.

“Lease” means any real property lease, sublease, license and occupancy agreement.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under this Agreement or the Memorandum and Articles.

“Management Member” means JT, solely in his capacity as a shareholder of the Company.

“Management Successor” is defined in Section 9.8(a).

“Management Voting Shares” means the SoftBank Proxy Shares, if any.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company as currently in effect, and as amended from time to time.

“Necessary Action” is defined in Section 2.1(a).

“Novated Legal Mortgage of IPCo Shares” means the Original Legal Mortgage of IPCo Shares, as assigned and novated by the Deed of Assignment and Novation.

“Observation Committee” is defined in Section 2.3.

“Ordinary Share Equivalents” means, (i) in the case of an Ordinary Share, one Ordinary Share or (ii) in the case of an ADS, the number of Ordinary Shares represented by such ADS. For purposes of calculating the number of Ordinary Share Equivalents outstanding, Ordinary Shares underlying ADSs shall not be counted separately as being outstanding (i.e., such shares shall be counted only once).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.000003125 per share.

“Original Legal Mortgage of IPCo Shares” means the original legal mortgage dated October 21, 2011 whereby the Mortgaged Property (as defined therein) was mortgaged by JM and JT in favor of the Collateral Agent (as defined therein).

“own, owned, ownership” and the like: as “owned” is defined in Section 2.4.

“Parent Shareholder” is defined in Section 2.1(c).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“PMH” means PMH Holding Limited, a company incorporated under the laws of the British Virgin Islands.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“Relying Shareholder” is defined in Section 2.1(c).

“Request” is defined in Section 6.2(b).

“Respondent” is defined in Section 6.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent (as defined therein), (ii) the Amended and Restated Legal Mortgage of Alibaba Shares, dated August 12, 2014, by IPCo in favor of the Collateral Agent (as defined therein), as amended or supplemented from time to time, (iii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT, in favor of the Collateral Agent (as defined therein), as novated pursuant to the Deed of Assignment and Novation, as amended or supplemented from time to time, (iv) the Amended and Restated Legal Mortgage of IPCo Shares, dated August 12, 2014, by JM and PMH, in favor of the Collateral Agent, (as defined therein), as amended or supplemented from time to time, and (v) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent, as amended and restated pursuant to the Amended and Restated Fixed and Floating Charge, dated August 12, 2014, by IPCo in favor of the Collateral Agent (as defined therein), as amended or supplemented from time to time.

“Security Interests” means the Liens granted to or in favor of the Collateral Agent and/or the relevant secured party pursuant to the Security Agreements.

“Shareholder(s)” means SoftBank and JT, collectively.

“Shareholders Agreement” means the new shareholders agreement entered into by the Company, Yahoo, SoftBank, JM and JT, dated as of September 18, 2012.

“Shareholders Meeting” means any annual or extraordinary meeting of shareholders of the Company.

“SoftBank” is defined in the first paragraph of this Agreement.

“SoftBank Affiliate” means, with respect to SoftBank, another Person that directly or indirectly through one or more intermediaries, is controlled by, or under common control with, SoftBank, including but not limited to a Subsidiary of SoftBank, provided, however, that, in addition to such control or common control SoftBank either (i) owns, directly or indirectly, share capital or other equity interests representing more than 75% of the outstanding voting stock or other equity interests (disregarding, for the avoidance of doubt, any carried interest or similar economic participation rights of any Person formed as a fund, provided such interest or rights do not confer voting rights as to the governance of such Person on the holder thereof),

(ii) owns, directly or indirectly, share capital or other equity interests representing more than 50% of such outstanding voting stock or other equity interests and has the right to designate at least two-thirds (2/3) of the directors of such Person, or (iii) consolidates such Person for accounting purposes under IFRS.

“Control,” for purposes of this definition, has the meaning set forth in the definition of Affiliate.

“SoftBank Designee” is defined in Section 2.2(b).

“SoftBank Director” is defined in Section 2.2(b).

“SoftBank Proxy Shares” means a number of Ordinary Share Equivalents, rounded down to the nearest whole number, equal to the amount, if any, by which the Ordinary Shares owned by SoftBank, directly or through ADSs, exceed 30% of the Ordinary Shares of the Company then outstanding.

“Subordinate Shareholder” is defined in Section 2.1(b).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person in accordance with GAAP.

“Threshold Number” means, as of a given date, a number of Ordinary Share Equivalents equal to 15%, rounded to the nearest whole number, of Ordinary Shares of the Company then outstanding.

“U.S. GAAP” means United States generally accepted accounting principles.

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Written Consent” means any written consent executed in lieu of such a meeting of shareholders of the Company.

“Yahoo” is defined in the first recital to this Agreement.

1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication, words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(b) references to Articles, Sections, Schedules and Recitals are references to articles, sections, schedules and recitals of this Agreement;

(c) references to “day” or “days” are to calendar days, and references to “business days” are to days that are not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing or Hong Kong;

(d) references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(f) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(g) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(h) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

2. Voting.

2.1 General Rights and Obligations.

(a) In order to effectuate the provisions of this Agreement, each Shareholder and each Subordinate Shareholder hereby agrees to take, in its capacity as a shareholder of the Company, all actions reasonably necessary to give effect to the provisions of this Agreement (such actions, “Necessary Action”), including, without limitation, (i) when any action or vote is required to be taken by such Shareholder or such Subordinate Shareholder pursuant to this Agreement, using its commercially reasonable efforts to call, or cause the appropriate officers and directors of the Company to call, one or more Shareholders Meetings, to take such action or vote, (ii) to attend all Shareholders Meetings in person or by proxy for purposes of obtaining a quorum that are called for the election of directors of the Company or for the purpose of taking any action required by this Agreement, (iii) to vote or cause to be voted all Equity Securities over which such Shareholder or Subordinate Shareholder has voting power (including, for the avoidance of doubt, by operation of this Agreement or otherwise) at Shareholders Meetings or to act by Written Consent so as to cause the election of the Director Designees in accordance with this Agreement and otherwise effectuate the provisions of this Agreement and, (iv) with respect to the Management Member, SoftBank and their respective Subordinate Shareholders, to use its best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement, including causing members of the Board to be removed in the event they take actions inconsistent with the provisions of this Agreement.

(b) Each Shareholder has entered into this Agreement on behalf of itself and on behalf of each Person whose Equity Securities are “owned” by such Shareholder pursuant to Section 2.4 (each, a “Subordinate Shareholder”). Each Shareholder shall cause its Subordinate Shareholder(s) to take all actions necessary to perform all obligations hereunder, and to be deemed to have hereby made all representations and warranties hereunder as if such Subordinate Shareholder were such Shareholder.

(c) Each Shareholder (each, a “Relying Shareholder”) shall be entitled to rely upon the decision, actions, consents or instructions of each of the other Shareholders that has any Subordinate Shareholder (each, a “Parent Shareholder”) as being the decision, action, consent or instruction of each of such Parent Shareholder’s Subordinate Shareholders with respect to this Agreement or with respect to any matter related hereto. Each Relying Shareholder is hereby relieved from any liability to any of such Subordinate Shareholders for any lawful acts done by them in accordance with such decision, action, consent or instruction of its Parent Shareholder.

(d) Each Shareholder shall use its commercially reasonable efforts to cause any other Person with whom such Shareholder jointly files a statement (or an amendment to a statement) on Schedule 13D or Schedule

13G, pursuant to the Exchange Act with respect to Equity Securities bearing voting rights to execute a joinder to and become a party to this Agreement and be deemed a Shareholder for all purposes herein if such Person is not otherwise a party to this Agreement (either as a Shareholder or a Subordinate Shareholder). Nothing in this Section 2.1(d) shall be deemed to release any Shareholder or Subordinate Shareholder from any obligations pursuant to this Agreement with respect to any Equity Securities owned by such Shareholder or Subordinate Shareholder.

2.2 Director Designees.

(a) Alibaba Partnership Designees. Each Shareholder and Subordinate Shareholder hereby agrees, to the fullest extent permitted by Law, to take all Necessary Action to cause the election or appointment as directors of the Persons nominated or designated for appointment, as applicable, by the Alibaba Partnership in accordance with the Memorandum and Articles (such Persons, the “Alibaba Partnership Designees”) provided, however, that that this Section 2.2(a) shall have no force or effect from and after the first time that SoftBank owns less than the Threshold Number of Equity Securities.

(b) SoftBank Designee. Each Shareholder and Subordinate Shareholder hereby agrees, to the fullest extent permitted by Law, to take all Necessary Action to cause the election or appointment as director of one Person nominated or designated for appointment, as applicable, by SoftBank as a director in Group III (as defined in the Memorandum and Articles) (such Person, the “SoftBank Designee” and following such election or appointment, the “SoftBank Director”), provided, however, that that this Section 2.2(b) shall have no force or effect from and after the first time that SoftBank owns less than the Threshold Number of Equity Securities.

(c) The Company hereby agrees to include the Director Designees in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors (to the extent that directors of such Director Designee’s class are to be elected at such meeting for so long as the Board is classified), recommend each such individual to be elected as a director as provided herein and solicit proxies or consents in favor thereof. The Company is entitled to publicly identify Director Designees as Alibaba Partnership Designees or SoftBank Designees, as applicable, pursuant to this Agreement.

2.3 SoftBank Observation Rights. Until the first time that SoftBank owns less than the Threshold Number of Equity Securities, the SoftBank Director shall be entitled to receive the same notice of meetings of each committee of the Board as is provided to members of such committees and to receive copies of all materials distributed to committee members generally in connection with such meetings, in each case at the same time that such notice and such materials are provided to committee members. Upon prior notice to the relevant committee, the SoftBank Director may attend, observe and participate in any discussions at any meeting of a committee to which he has not been appointed by the Board (an “Observation Committee”), provided, however, that the SoftBank Director shall in no circumstances have any right to participate in any vote, consent or other action of an Observation Committee; and provided, further, that the SoftBank Director may be excluded from any meeting of an Observation Committee or portion thereof and may be prohibited from receiving any related materials or portion thereof, to the extent (a) required by Law, (b) any communication from counsel protected by attorney-client privilege will be delivered during such meeting or in such materials and the presence or receipt, as applicable, of the SoftBank Director would be reasonably likely to cause such communication to not be privileged, or (c) the Board determines in good faith that there exists, with respect to the subject matter of such committee meeting or related materials, an actual or potential conflict of interest between the SoftBank Director or SoftBank and the Company such that a similarly positioned member of such Observation Committee would be recused from such matter in accordance with the Governance Guidelines. The parties to this Agreement shall take Necessary Action to cause the Governance Guidelines to implement the rights of SoftBank set forth in this Section 2.3.

2.4 Determination of Share Ownership. Throughout this Agreement, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a)  with respect to SoftBank, such number or percentage shall include any Equity Securities owned by SoftBank or any of SoftBank’s wholly-owned Subsidiaries or any SoftBank Affiliate, and (b) with respect to the Management Member, such number or percentage shall include any Equity Securities owned by (i) the Management Member, (ii) any of the

Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which the Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which the Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely), (iii) any Equity Securities held by an entity in which such Management Member has an equity interest, regardless of the ownership percentage, if the Management Member has the right to exercise the voting power of such Equity Securities, and (iv) any of the Management Member’s Family Members, trusts formed by such member for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of the Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of the Management Member or his Family Members shall be conclusively established in the affirmative if the Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All Equity Security numbers contained herein shall be adjusted appropriately for stock splits, stock dividends, reverse splits, recombinations and the like.

3. Management Voting Share Rights.

3.1 SoftBank Proxy Shares.

(a) SoftBank and each of its Subordinate Shareholders hereby irrevocably and unconditionally grant a proxy to, and appoint, the Management Member, individually, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in the name, place and stead of SoftBank or such Subordinate Shareholder, as applicable, to vote, act by written consent or execute and deliver a proxy for the SoftBank Proxy Shares held as of each record date established by the Board in respect of any action or proposed action that requires the affirmative vote of shareholders of the Company (each such date, a “Record Date”). SoftBank and its Subordinate Shareholders each hereby (i) affirms that such irrevocable proxy is (A) coupled with an interest by reason of the obligations of the Management Member under this Agreement and (B) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (ii) revokes any and all prior proxies granted by SoftBank or such Subordinate Shareholder with respect to the SoftBank Proxy Shares and no subsequent proxy shall be given by SoftBank and its Subordinate Shareholders (and if given shall be ineffective) with respect to the SoftBank Proxy Shares. This Section 3.1(a) is qualified by and subject to the provisions of Section 3.2 below.

(b) SoftBank and its Subordinate Shareholders shall, in their sole discretion, have the right to sell or otherwise transfer any Equity Securities owned by SoftBank at any time. Upon transfer to any Person other than SoftBank, SoftBank’s wholly-owned Subsidiaries, a SoftBank Affiliate or any Subordinate Shareholder of SoftBank, such Equity Securities shall no longer be subject to this Article 3; provided, however, that nothing in this Section 3.1(b) shall be deemed to relieve SoftBank or its Subordinate Shareholders of any obligations pursuant to Section 3.1(a) hereof with respect to the SoftBank Proxy Shares held by such Person as of a Record Date. This Section 3.1(b) is qualified by and subject to the provisions of Section 3.2 below.

(c) SoftBank and each of its Subordinate Shareholders hereby agree to take all actions and execute and deliver all other agreements, forms of proxy, deeds and other documents reasonably requested by the Management Member to give effect to the provisions of this Section 3.1. This Section 3.1(c) is qualified by and subject to the provisions of Section 3.2 below.

(d) For the avoidance of doubt, the obligations of SoftBank and its Subordinate Shareholders pursuant to this Article 3 do not apply to any Equity Securities held by SoftBank or its Subordinate Shareholders that are not SoftBank Proxy Shares.

3.2 Termination and Limitations of Voting Share Rights. Notwithstanding anything to the contrary contained herein:

(a) the obligations of SoftBank and its respective Subordinate Shareholders pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) (each, as applicable) hereof do not apply to, and SoftBank and each of its respective Subordinate Shareholders shall retain all powers as holders of Equity Securities (including, without limitation, the power to vote Equity Securities, attend meetings of the holders of Equity Securities, and act by written consent) with respect to, any proposal, resolution, or other matter submitted for approval by the shareholders of the Company (including, without limitation, any merger or consolidation of the Company) and that may result in the issuance of Equity Securities (including, without limitation, any Equity Securities issuable pursuant to an earn-out provision or similar type of provision, Equity Securities to be issued pursuant to any employee equity incentive plan, or securities convertible into or exercisable for Equity Securities) in an amount equal to or greater than, or having voting rights equal to or greater than, three percent (3%) of the outstanding Ordinary Share Equivalents as of the Record Date with respect to such action by the holders of Equity Securities.

(b) Sections 3.1(a), 3.1(b) and 3.1(c) (each, as applicable) hereof shall terminate upon the earlier of (i) the date on which JM does not own (including, without limitation, both economic and voting power) at least one percent (1%) of the Ordinary Share Equivalents, calculated on a fully-diluted basis, or (ii) the material breach of this Agreement by the Company. For purposes of calculating JM’s ownership of Ordinary Share Equivalents in connection with this Section 3.2(b)(i), such calculation shall include Ordinary Share Equivalents, whether held directly or indirectly, and over which JM has the right to exercise the voting power thereof.

3.3 Calculation of Management Voting Shares. Following each Record Date, the Company shall determine the number of Management Voting Shares as of such Record Date based on the number of outstanding Ordinary Shares as of such date and the number of Ordinary Share Equivalents owned by SoftBank, in respect of the SoftBank Proxy Shares, as of such Record Date. In performing such calculation, the Company shall be entitled (but not required) to rely on the Equity Security ownership information in respect of SoftBank set forth on Schedule A hereto, as such information is amended or supplemented from time to time by SoftBank, pursuant to Section 5.1(a) hereof. The Company shall notify (a) the Management Member of the number of Management Voting Shares, and (b) SoftBank of the number of SoftBank Proxy Shares, with respect to each Record Date, promptly following such Record Date and, in any event, at least three business days prior to the scheduled shareholder action in respect of such Record Date.

3.4 No Other Agreements. Subject to Section 3.1(b), hereof, none of SoftBank or its respective Subordinate Shareholders may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Article 3.4.

4. Representations and Warranties.

Each of the Shareholders and the Subordinate Shareholders represents and warrants to the Company and each other Shareholder and Subordinate Shareholder that:

4.1 Power and Authority. Such Shareholder or Subordinate Shareholder has the power, authority and capacity (or, in the case of any Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement.

4.2 Due Authorization. In the case of a Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder has been duly and validly authorized and approved by all necessary corporate limited liability company or limited partnership action, as the case may be. In the case of a Shareholder or Subordinate Shareholder that is an individual, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder are within such Shareholder’s or Subordinate Shareholder’s full power and legal rights and no other action on the part of such Shareholder or Subordinate Shareholder (including, without limitation, obtaining spousal or other consents) is necessary to authorize this Agreement or the transactions contemplated hereby.

4.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Shareholder or Subordinate Shareholder and constitutes a valid and legally binding obligation of such Shareholder or Subordinate Shareholder enforceable against such Shareholder or Subordinate Shareholder in accordance with its terms.

4.4 No Conflict. The execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Shareholder or Subordinate Shareholder is a party or by which such Shareholder or Subordinate Shareholder is bound, (ii) in the case of a Shareholder or any of its Subordinate Shareholders that is a corporation, limited liability company or limited partnership, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership or limited partnership agreement, as the case may be, of such Shareholder or Subordinate Shareholder or (iii) any applicable Law.

4.5 Share Ownership. With respect to each Shareholder, Schedule A hereto sets forth (a) the number and type of Equity Securities owned by such Shareholder, and (b) the name of each Person that directly owns Equity Securities that are deemed to be owned by such Shareholder pursuant to Section 2.4 and the number and type of Equity Securities directly owned by each such Person.

5. Covenants.

5.1 Beneficial Ownership Reporting.

(a) Each Shareholder shall notify each other Shareholder of any changes to the information contained in Schedule A with respect to such Shareholder or any of its Subordinate Shareholders within four (4) days of such change occurring and shall, upon request, provide such additional information as required for the Shareholders and Subordinate Shareholders to satisfy their respective reporting obligations pursuant to Section 13(d) of the Exchange Act or any successor provision thereof. Any report that a Shareholder files with or furnishes to the SEC and which report is made publicly available on the SEC’s EDGAR system within four (4) days of such change occurring shall be deemed to constitute prompt notification pursuant to this Section 5.1(a) by such filing or furnishing Shareholder of changes in ownership described in such report.

(b) For so long as SoftBank or its respective Subordinate Shareholders own Equity Securities directly on the Company’s share register, the Company shall promptly provide upon request by SoftBank or its respective Subordinate Shareholders written evidence to the requesting party of its ownership of such Equity Securities. Such documentation may include, without limitation, a certified copy of the portion of the Company’s register of members and capitalization table demonstrating such party’s ownership, a certificate of an officer of the Company or such other form of documentation reasonably satisfactory to the requesting party.

5.2 Confidentiality. Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (a) such party’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 5.2 and such party shall be responsible for any violation of this Section 5.2 made by any such Person, (b) any Governmental Authority having jurisdiction over such party or other Person to the extent required by applicable Law or (c) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any Law applicable to such party, or (ii) in response to any subpoena or other legal process, provided that, in the cases of clauses (b) and (c), the disclosing party shall provide each other party with prior written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party, provided, further, that the foregoing proviso shall not apply to information required by Law to be included in filings, submissions, or disclosures made by SoftBank with the SEC or any stock or securities exchange.

5.3 Company Facilitation of Sale. The Company hereby agrees that as and when requested by any Shareholder in accordance with applicable Law, the Company shall promptly take, to the extent consistent with applicable Law, all actions within its control reasonably necessary to facilitate the conversion of any Ordinary Shares owned by such Shareholder into ADSs or Ordinary Shares listed on the Hong Kong Stock Exchange, as applicable, and the removal of any restrictive legends or stop orders on such Ordinary Shares through the customary processes to be established with the depositary (for ADSs) and by the Company (for Ordinary Shares listed on the Hong Kong Stock Exchange).

6. Governing Law and Dispute Resolution.

6.1 Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern this Agreement, including the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder.

6.2 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, determination of rights and obligations, termination or validity hereof, shall be finally settled exclusively by arbitration. In accordance with Section 6.1 of this Agreement, the laws of the State of New York shall be the substantive law applicable to the arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce International Court of Arbitration (the “ICC”) in effect as of the date of this Agreement (the “Rules”), except as they may be modified by mutual agreement of the Company, SoftBank and the Management Member (or, if applicable, the Management Successor) (which shall be the only parties whose approval shall be necessary to effect such modification). Service of a request for arbitration shall be deemed effective if made in accordance with the notice provisions delineated in Section 9.1 of this Agreement. The seat of the arbitration shall be Singapore, provided, however, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall nominate an arbitrator in its request for arbitration (the “Request”). The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall nominate an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such nomination in writing. If within thirty (30) days of receipt of the Request by the Respondent, either party has not nominated an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall nominate a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the nomination of the Respondent’s arbitrator or, in the event of a failure by a party to nominate, within thirty (30) days after the ICC has notified the parties and any arbitrator already nominated of the appointment of an arbitrator on behalf of the party failing to nominate. When the third arbitrator has accepted the nomination, the two arbitrators making the nomination shall promptly notify the parties of the nomination. If the first two arbitrators appointed fail to nominate a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c) Except as modified by agreement by the parties, the tribunal shall use its best efforts to resolve all disputes no later than 6 months after the appointment of the third arbitrator, to the extent practicable. Nothing in this subsection (c) shall be interpreted to preclude the arbitral panel from rendering an arbitration award in a shorter time, provided however, that such is consistent with ICC rules or an agreement of the parties.

(d) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. In the event such relief is sought to enforce any of the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary, consequential or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at the rate of nine percent (9%) per annum. Any costs, fees or taxes, incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(f) The costs of arbitration, including, without limitation, reasonable attorneys’ fees and disbursements, shall be borne by the losing party unless otherwise determined by the arbitral tribunal.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for taxes.

(h) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purposes of interim injunctive or similar equitable relief under this Section 6.2, each of the parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York, in each case located in the Borough of Manhattan in the City of New York, and the Courts of Singapore, to the exclusion of others. Service in any such suit, action or proceeding shall be deemed effective if made in accordance with the notice provisions delineated in Section 9.1 of the Agreement.

7. Information Rights.

7.1 General Obligation. The Company shall provide the following to SoftBank, upon delivery by SoftBank of a certificate duly signed by the principal accounting officer, the principal financial officer or the principal legal officer of the requesting party (which SoftBank may withdraw, update or amend at any time prior to the provision of the applicable information in its sole discretion), that SoftBank requires such financial information with respect to the Company and its Subsidiaries and Affiliates, for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the SEC, Japanese securities regulators or any stock exchange on which the securities of SoftBank are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the SEC, Japanese securities regulators or any stock exchange on which the securities of SoftBank are then listed or admitted to trading, or under or for the purpose of complying with applicable Laws, in each case including without limitation by incorporating any such financial information in SoftBank’s own periodic reports or financial statements (as applicable):

(a) As soon as available but in any event not later than 60 days after the end of each of the quarterly accounting periods, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer if a separate Chief Accounting Officer is appointed).

(b) (i) As soon as available but in any event not later than 60 days after the end of each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries for the fourth quarterly period of such fiscal year. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer if a separate Chief Accounting Officer is appointed). (ii) As soon as available, but in any event no later than 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Company and approved by the Shareholders. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer if a separate Chief Accounting Officer is appointed).

(c) Access to the Company’s financial information and auditors, accountants and other authorized representatives for SoftBank’s independent public accountants, solely as is required to permit SoftBank’s accountants to perform required accounting procedures concerning the Company’s financial statements.

In addition, the Company shall use its commercially best efforts to cause the Company’s auditors to consent to the inclusion of such auditor’s report with respect to the audited financial statements of the Company and its Subsidiaries in SoftBank’s periodic reports and other filings, to the extent such consent is required by applicable Laws and rules of the SEC, Japanese securities regulators or any stock exchange on which the securities of SoftBank are listed or admitted for trading.

Any other time periods referred to in Sections 7.1(a) and 7.1(b) notwithstanding, the Company shall not be deemed to be in material breach of Sections 7.1(a) or 7.1(b) of this Agreement so long as the Company provides the information set forth therein on a basis that permits SoftBank to timely meet their respective filing obligations.

7.2 GAAP.

(a) For so long as the Company prepares its financial statements pursuant to U.S. GAAP rather than IFRS, then with respect to financial information provided to SoftBank pursuant to Section 7.1 hereof, the Company shall provide to SoftBank a statement or statements of reconciliation from U.S. GAAP to IFRS of such financial information (including unaudited consolidated balance sheets and unaudited consolidated statements of operations and shareholders’ equity under IFRS) as soon as available but in any event not later than 90 days after the end of the relevant accounting period.

8. Approvals and Effectiveness.

Each of JM and the other parties hereto hereby approves (including for purposes of Section 9.5 of the 2014 Voting Agreement) the amendment and restatement of the 2014 Voting Agreement in the form of this Agreement. This Agreement amends and restates the 2014 Voting Agreement in its entirety. This Agreement shall be effective upon execution by the parties hereto and, solely in respect of this Section 8, JM. Notwithstanding this Section 8, the rights and obligations of the parties to the 2014 Voting Agreement pursuant to (a) Section 5.2 (“Confidentiality”) thereof, in respect of any Confidential Information delivered to any such party prior to the effectiveness hereof, and (b) Section 6 (“Governing Law and Dispute Resolution”) and Section 9 (“Miscellaneous”), with respect to any matters, facts or circumstances arising solely in respect of the 2014 Voting Agreement (prior to its amendment and restatement hereby), shall survive the amendment and restatement of the 2014 Voting Agreement in their entirety.

9. Miscellaneous.

9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by commercial courier services or overnight mail or delivery, (iii) sent by facsimile with confirmation by personal delivery or overnight mail, or (iv) sent by email, as follows:

(a) if to the Company, to:

Alibaba Group Holding Limited

26/F, Tower 1, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Fax:

Telephone:

Attention: General Counsel

Email:

with a copy to:

Simpson Thacher & Bartlett LLP

ICBC Tower - 35th Floor

3 Garden Road, Central

Hong Kong

Attention: Daniel Fertig

Facsimile No:

Telephone:

Email:

(b) If to SoftBank, to:

SoftBank Group Corp.

1-7-1 Kaigan, Minato-ku

Tokyo 105-7537, Japan

Attention: Group Management, Corporate Planning

Facsimile No:

Email:

and

SoftBank Group Corp.

1-7-1 Kaigan, Minato-ku

Tokyo 105-7537, Japan

Attention: Legal Unit

Email:

with a copy to:

Morrison & Forester LLP

Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku

Tokyo 100-6529, Japan

Attention: Ken Siegel

Facsimile No:

Email:

(d) And, if to a Subordinate Shareholder, to the care of the Shareholder which is deemed to own Equity Securities held by such Subordinate Shareholder pursuant to Section 2.4.

Or, in each case, at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by courier services or overnight mail or delivery, on the day delivered, (y) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (w) or (x) or (z) if by email, upon written confirmation of receipt by non-automated response.

9.2 Management Member.

(a) The appointment of JM as the Management Members’ Representative under the 2014 Voting Agreement, namely, as the initial agent, representative and attorney-in-fact of both JM and JT, shall terminate upon execution of this Agreement. JT is the lone Management Member under this Agreement.

(b) Each Shareholder shall be entitled to rely upon the decision, actions, consents or instructions of the Management Member as being the decision, action, consent or instruction of the Management Member and each of his Subordinate Shareholders in connection with all matters set forth in this Agreement that are required to be taken up by the Management Member and each of his Subordinate Shareholders. Each of the Company and SoftBank are hereby relieved from any liability to the Management Member or any Subordinate Shareholder of the Management Member for any lawful acts done by them in accordance with such decision, act, consent, or instruction of the Management Member.

9.3 Expenses. Each party to this Agreement shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

9.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement supersedes all prior shareholders agreements to which the Company and any shareholder is a party, including the Shareholders Agreement.

9.5 Amendment and Waiver.

(a) Except as otherwise provided herein, no amendment, alteration or modification of this Agreement shall be effective against the Company, the Shareholders or the Subordinate Shareholders unless such amendment, alteration or modification is approved in writing by the Company, SoftBank and the Management Member (or, if applicable, the Management Successor) (which shall be the only parties whose approval shall be necessary to effect any such amendment, alteration or modification).

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(c) Notwithstanding anything to the contrary in this Agreement, for the purposes of this Section 9.5, references to “writing” shall not include email.

9.6 Binding Effect. This Agreement shall survive the death or disability of each Shareholder and Subordinate Shareholder that is a natural person and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

9.8 Assignment.

(a) Upon the earlier of the (i) the termination of membership in the Alibaba Partnership of the Management Member and (ii) the death or incapacity of the Management Member, the most senior executive officer of the Company who is also a member of the Alibaba Partnership at the time (the “Management Successor”) shall execute a joinder to and become a party to this Agreement (solely in his capacity as a shareholder of the Company) and be deemed a Management Member for all purposes herein. Upon the Management Successor’s ceasing to be a member of the Alibaba Partnership or termination of employment as an executive officer of the Company for any reason, the then most senior executive officer of the Company who is also a member of the Alibaba Partnership shall execute a joinder to and become a party to this Agreement (solely in his capacity as a shareholder of the Company) and become the Management Successor and be deemed a Management Member for all purposes herein.

(b) Except as set forth in Section 9.8(a) hereof, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of each of SoftBank and the Management Member (or, if applicable, the Management Successor) (which shall be the only parties whose approval shall be necessary to effect any such assignment), and any purported assignment or other transfer without such consent shall be void and unenforceable.

9.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

9.10 Termination. Subject to the foregoing, this Agreement shall terminate with respect to each Shareholder or Subordinate Shareholder, in its capacity as a Shareholder or Subordinate Shareholder, respectively, at the time at which such Shareholder or Subordinate Shareholder, respectively, ceases to own any Equity Securities, except that such termination shall not affect (a) the rights perfected or the obligations incurred by such Shareholder or Subordinate Shareholder, respectively, under this Agreement prior to such termination (including any liability for breach of this Agreement) and (b) the obligations expressly stated to survive such cessation of ownership of Equity Securities.

9.11 Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Sara Siying Yu
Name:	Sara Siying Yu
Title:	General Counsel

[Signature Page to the Amended and Restated Alibaba Group Voting Agreement]

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Representative Director, Corporate Officer, Chairman and CEO

[Signature Page to the Amended and Restated Alibaba Group Voting Agreement]

JT, AS THE MANAGEMENT MEMBER

By:	/s/ Joseph C. Tsai
Name:	Joseph C. Tsai
Title:

[Signature Page to the Amended and Restated Alibaba Group Voting Agreement]

JM (solely for the purposes of Section 8)

By:	/s/ Jack Yun Ma
Name:	Jack Yun Ma
Title:

[Signature Page to the Amended and Restated Alibaba Group Voting Agreement]

SCHEDULE A

Shareholder	Subordinate Shareholder	Equity Securities Owned

A-1